EX  99.2


June  10,  2003
Honorable  Donald  Rumsfeld
U.S.  Secretary  of  Defense
The  Defense  Pentagon
Washington,  DC  20310

Dear  Mr.  Secretary:

I am taking the liberty of writing to you because a revolutionary counter-terrorism technology of vital national significance is being threatened with extinction by contract office bureaucrats only because it has been invented and developed in a small scientific company that thinks big.

Our "Supersenzor" is the world's first and only stoichiometric detector of explosives and biological weapons. It deciphers exact chemical formulas of unknown, concealed substances remotely and through steel. In the 1/9/03 blind tests at Indian Head, our technology has automatically and without any human intervention identified explosive from inert substances through steel with 100% accuracy. An article on Supersenzor for anti-tank landmines appeared in the June issue of NATIONAL DEFENSE magazine. Its development has been supported by two Army and two DARPA contracts since 2001, as well as by several 'angel' investors.

One of our staunchest supporters for the past 8 years has been Harb Al Zuhair of Saudi Arabia, who is personally known to you, and who suggested that I appeal to your common sense in resolving a contradiction, as follows.

In 2002, DARPA had solicited a BAA and approved a $1.6 million 2-phase contract to HiEnergy to build the prototype of "Supersenzor for Remote Stoichiometric Screening System for Biological Agents in Sealed Containers." The proposal had passed the scientific and budgetary due diligence tests. DARPA already allocated the funds to the Naval Surface Warfare Center, Dahlgren, whose scientists have also been supportive of our novel technology.

But the NSWC contract office set forth the precondition for obtaining the contract: in order that we show our 'financial ability' to perform, we must first raise a cash reserve of $1.8 million. This is in spite of the fact that the local California DOD audit office, DCAA, reported to Dahlgren that we did have the capacity to perform the work.

We had no other choise but to refuse the $1.8 million condition. Since the stock price is extremely low now, we would have to sell 6 to 8 million shares to raise $1.8 million; such a fire sale, in turn, would result in a catastrophic stock price price slide which might threaten the stability of the company . The requirement to have $1.8 million in cash to perform a $200,000 contract (Phase
I) is absurd. Our cash position is kept at about $250K which is sufficient for operations (we have a staff of 12); and we keep replenishing it slowly by selling stock slowly, as needed.


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The  $1.6  million  condition  is  premised on the mistaken assumption that this would be an 18-month contract in which Phase I and Phase II are inseparable. Since the contract is divided into two phases, first $200K/6 months, second $1.4 million/12 months, only the Phase I can be approved now. This is because Phase II cannot begin without the successful completion of the Feasibility Study, which is Phase I. Hence the Government is not obliged to fund Phase II under this contract and therefore cannot demand of the contractor to obtain Phase II financing before the completion of Phase I. As Phases I and II are scientifically separated, it would be logical to separate the two financially as well.

Our investment bankers, Seabury Group, New York, are planning a $15 million fund raising effort within the next 6-12 months. Our fund raising ability can be illustrated by the fact that we raised $3.5 million in the period 1997-2001, when the company was private; and about $5 million since April 2002, when we went public. Obtaining the Phase I contract would likely speed up the fund raising drive.

Since we do not have the cash amount of $1.8 million, the NSWC contracting office did not approve the contract.

I respectfully request an opportunity to present our case to you in a 10 minute appointment.

With  thanks  and  best  regards.

Sincerely,

                                   HIENERGY  TECHNOLOGIES,  INC.


/s/ Bogdan  Castle  Maglich
Chairman  and  Chief  Scientist